Exhibit 23.3

Henry Yin, Esq. Partner, Chair of Asia, M&A and Technology Transactions 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Main +852 3923 1187 Fax +852 3923 1100 Email henry.yin@loeb.com

September 19, 2024

HomesToLife Ltd 6 Raffles Boulevard, #02-01/02 Marina Square Singapore 039594

Re:	HomesToLife Ltd

Ladies and Gentlemen:

We have acted as counsel to HomesToLife Ltd (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 1,250,000 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of the Company, plus an option to issue up to additional 187,500 Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriter.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP

San Francisco    Los Angeles    New York    Chicago    Nashville Washington, DC    Beijing    Hong Kong    www.loeb.com